Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

HIGH POINT BANK CORPORATION

and

BNC BANCORP

November 13, 2015

i

(continued)

ii

(continued)

iii

(continued)

		Page

11.5	No Third Party Beneficiaries	47

11.6	Binding Effect; Assignment	47

11.7	Governing Law	47

11.8	Jurisdiction	47

11.9	WAIVER OF JURY TRIAL	47

11.10	Interpretation	48

Exhibit A	Form of Agreement and Plan of Merger

iv

INDEX OF

DEFINED TERMS

1933 Act	8
1934 Act	22
2005 SERP	13
Acquisition Proposal	10
Adverse Recommendation Change	9
Advisory Entity	28
Agreement	1
Allowance	23
Articles of Merger	2
Bank	1
Bank Merger	8
Bank Merger Agreement	8
Bank of NC	8
Bank Stock	17
BNC	1
BNC 401(k) Plan	12
BNC Exchange Act Reports	40
BNC Registration Statement	8
BNC Reports	39
BNC SEC Reports	39
BNC Stock	2
BNC VWAP	2
Cancelled Shares	3
Cash Consideration	2
Cash Consideration Limit	4
Cash Election Shares	4
Certificate	3
Certificate of Merger	2
Claim	14
Classified Asset	36
Closing	7
Closing Date	7
Code	1
Converted Cash Election Shares	5
Converted Stock Election Shares	5
DGCL	3
Disclosure Memorandum	15
Dissenting Shares	3
Effective Time	2
Election Deadline	4
Election Form	4
Employee Benefits	12
ERISA	31
ERISA Affiliate	31
ERISA Plans	31
Exchange Agent	6
Exchange Fund	6
Executive Arrangements	13
FDIC	22
Federal Reserve	22
Form ADV	28
GAAP	17
General Enforceability Exceptions	17
Hazardous Material	27
HPBC	1
HPBC 401(k) Plan	12
HPBC Continuing Employees	12
HPBC Financial Statements	21
HPBC Leased Real Properties	30
HPBC Leases	29
HPBC Loans	22
HPBC Plan	31
HPBC Plans	31
HPBC Proxy Materials	9
HPBC Realty	30
HPBC Recommendation	9
HPBC Reports	22
HPBC Stock	2
Indemnified Party	14
Investment Advisers Act	28
IRS	32
Leased Property	29
Letter of Transmittal	6
Liens	19
Mailing Date	4
Material Adverse Effect	17
Material Contracts	29
Maximum Amount	14
Merged Corporation	1
Merger	1
Merger Consideration	3
NCCOB	22
North Carolina Code	1
Notice of Recommendation Change	9
Pension Plan	13
Per Share Cash Consideration	2
Per Share Stock Consideration	2
Permits	25
Person	7
Regulatory Agreement	22
Required Regulatory Approvals	12
Requisite HPBC Shareholder Approval	43
Sandler	34
SEC	8

v

Special Meeting	9
Stock Consideration	2
Stock Consideration Limit	4
Stock Election Shares	4
Superior Proposal	10
Surviving Corporation	1
Tax	21
Tax Returns	21
Taxes	21

vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 13th day of November, 2015, by and between HIGH POINT BANK CORPORATION, a Delaware corporation (“HPBC” and, unless the context otherwise requires, the term “HPBC” shall include HPBC and its wholly-owned subsidiary bank, HIGH POINT BANK AND TRUST COMPANY, a North Carolina bank (the “Bank”)), and BNC BANCORP, a North Carolina corporation (“BNC”).

WHEREAS, the respective boards of directors of HPBC and BNC deem it advisable and in the best interests of each such entity and their respective shareholders that HPBC merge with and into BNC (the “Merger”), with BNC being the surviving corporation;

WHEREAS, the boards of directors of the respective entities believe that the merger of HPBC and BNC and their subsidiary banks will enhance and strengthen the franchises and future prospects of both companies and each of the banks;

WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
MERGER

1.1           The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, HPBC shall merge with and into BNC in accordance with Section 55-11-06 of the North Carolina Business Corporation Act (the “North Carolina Code”) and Section 252 of the Delaware General Corporation Law. Upon consummation of the Merger, the separate corporate existence of HPBC (sometimes referred to as the “Merged Corporation”) shall cease, and BNC shall survive and continue to exist as a corporation incorporated under the North Carolina Code (BNC, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Corporation”) and shall continue under the name “BNC Bancorp.” The Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Merged Corporation and the Surviving Corporation; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Merged Corporation and the Surviving Corporation shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein, vested in either of the Merged Corporation or the Surviving Corporation shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Merged Corporation and the Surviving Corporation; and any claim existing or action or proceeding, civil or criminal, pending by or against either of the Merged Corporation or the Surviving Corporation may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against either of the Merged Corporation or the Surviving Corporation may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of either of the Merged Corporation or the Surviving Corporation shall be impaired by the Merger. The “Effective Time” shall mean the date and time at which the Merger shall be effective upon the approval of this Agreement by the shareholders of the Merged Corporation and the filing of the articles of merger (the “Articles of Merger”) with the North Carolina Secretary of State and the certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State pursuant to Section 1.6.

1.2           Merger Consideration.

(a)          As used in this Agreement, the following terms have the following meanings:

(i)          “BNC VWAP” means the volume weighted average price of a share of BNC’s voting common stock, no par value per share (“BNC Stock”), for a twenty (20) trading day period, starting with the opening of trading on the twentieth (20th) trading day prior to the Effective Time and ending with the closing of trading on the last trading day prior to the Effective Time, as reported by Bloomberg Financial L.P.

(ii)         “Cash Consideration” means the aggregate amount of cash to be paid by BNC as Merger Consideration.

(iii)        “Per Share Cash Consideration” means $300.00.

(iv)        “Per Share Stock Consideration” means, a number of shares of BNC Stock, which number of shares of BNC of Stock shall vary based on the BNC VWAP, as follows:

BNC VWAP	Per Share Stock Consideration

less than $18.90	15.8730 shares of BNC Stock

$18.90 - $22.24	the number of shares of BNC Stock equal to $300 divided by the BNC VWAP

$22.25 - $25.60	the number of shares of BNC Stock equal to $300 divided by the BNC VWAP

more than $25.60	11.7188 shares of BNC Stock

(v)         “Stock Consideration” means the aggregate amount of BNC Stock to be paid as Merger Consideration.

(b)          Each share of BNC stock (of any class) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

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(c)          Each share of HPBC common stock, $5.00 par value per share (“HPBC Stock”), owned directly by BNC (other than shares in trust accounts, managed accounts or other similar accounts for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time (the “Cancelled Shares”) shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(d)          Each share of HPBC Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock, Dissenting Shares and Cancelled Shares) shall, subject in all cases to Section 1.4, become and be converted at the election of the holder thereof, in accordance with the procedures set forth in Section 1.3, into the right to receive, without interest, the Per Share Stock Consideration or the Per Share Cash Consideration (collectively, and in the aggregate, as adjusted in accordance with the terms hereof, the “Merger Consideration”). Each certificate previously representing shares of HPBC Stock (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of shares of HPBC Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a Letter of Transmittal, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request) shall thereafter represent, subject to Section 1.5(d), only the right to receive the Merger Consideration.

(e)          No scrip or fractional share certificates of BNC Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest. In lieu of any fractional interest, there shall be paid in cash, without interest, an amount (computed to the nearest cent) equal to such fraction multiplied by the BNC VWAP.

(f)          Notwithstanding anything to the contrary set forth in this Agreement, shares of HPBC Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the Delaware General Corporate Law (the “DGCL”) (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under applicable law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of HPBC Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.2, as Stock Election Shares, without interest thereon, upon surrender of such shares of HPBC Stock. HPBC shall give prompt notice to BNC of any demands received by HPBC for appraisal, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by HPBC relating to Section 262 of the DGCL, and BNC shall direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, HPBC shall not, without the prior written consent of BNC, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any such appraisal demands.

(g)          If either party should change the number of its outstanding shares as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to such shares prior to the Effective Time, then the shares to be issued hereunder to holders of HPBC Stock shall be proportionately and appropriately adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the BNC Stock if (i) BNC issues additional shares of BNC Stock and receives consideration for such shares in a bona fide merger, acquisition or other business combination or any other third party transaction, or (ii) BNC issues stock options, restricted stock or restricted stock units or grants or similar equity awards or BNC Stock upon exercise or vesting of any such grants or awards.

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1.3           Election Procedures.

(a)          An election form (“Election Form”) together with the Letter of Transmittal and any other transmittal materials described in Section 1.5 shall be mailed no later than five (5) business days after the Closing Date (the mailing date of such form of election being referred to herein as the “Mailing Date”) to each holder of HPBC Stock of record at the Effective Time. Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instruction) of HPBC Stock to elect to receive the Per Share Stock Consideration or the Per Share Cash Consideration with respect to each share of such holder’s (or beneficial owner’s) HPBC Stock.

(b)          An election pursuant to this Section 1.3 shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 p.m., Charlotte, North Carolina time on or before the thirtieth (30th) day following the Mailing Date, or such other time and date as BNC and HPBC may mutually agree (the “Election Deadline”). An Election Form shall be deemed properly completed only if accompanied by one or more Certificates covered by such Election Form (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates), together with a duly executed Letter of Transmittal. Any Election Form may be revoked or changed by the Person submitting such Election Form (or the beneficial owner of the shares covered by such Election Form through appropriate and customary documentation and instruction) at or prior to the Election Deadline. If an Election Form is revoked prior to the Election Deadline and no other valid election is made, the shares of HPBC Stock subject to such Election Form shall be Stock Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither the BNC nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(c)          Shares of HPBC Stock as to which a proper election is made for the Per Share Stock Consideration, and shares of HPBC Stock (other than Dissenting Shares) with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form, are referred to herein as “Stock Election Shares.” Shares of HPBC Stock as to which a proper election is made for the Per Share Cash Consideration are referred to herein as “Cash Election Shares.”

1.4           Allocation of the Merger Consideration.

(a)          For purposes of this Agreement, (i) “Cash Consideration Limit” means the maximum amount of Cash Consideration payable by BNC in the Merger, and (ii) “Stock Consideration Limit” means the maximum amount of Stock Consideration payable by BNC in the Merger, which limits shall vary, based on the BNC VWAP, as follows:

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BNC VWAP	Stock Consideration Limit	Cash Consideration Limit

less than $18.90	4,444,205 shares of BNC Stock	$57,267,325

$18.90 - $22.24	4,444,205 shares of BNC Stock	$57,267,325

$22.25 - $25.60	4,444,205 shares of BNC Stock	$42,379,238

more than $25.60	3,862,000 shares of BNC Stock	$42,379,238

(b)          If the number of Stock Election Shares (on the basis of valid and properly completed Election Forms received by the Election Deadline) would result in an amount of Stock Consideration in excess of the Stock Consideration Limit, then:

(i)          Each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration;

(ii)         The Exchange Agent will allocate from among the Stock Election Shares, pro rata in accordance with the respective numbers of Stock Election Shares held by the holders of Stock Election Shares, a sufficient number of Stock Election Shares (“Converted Stock Election Shares”) so that the number of shares of BNC Stock issuable in exchange for the Stock Election Shares remaining after such allocation equals as closely as practicable the Stock Consideration Limit, and each Converted Stock Election Share shall be converted into the right to receive the Per Share Cash Consideration; and

(iii)        Each Stock Election Share that is not a Converted Stock Election Share shall be converted into the right to receive the Per Share Stock Consideration.

(c)          If the number of Cash Election Shares (on the basis of valid and properly completed Election Forms received by the Election Deadline) would result in an amount of Total Cash Consideration in excess of the Cash Consideration Limit, then:

(i)          Each Stock Election Share shall be converted into the right to receive the Per Share Stock Consideration;

(ii)         The Exchange Agent will allocate from among the Cash Election Shares, pro rata in accordance with the respective numbers of Cash Election Shares held by the holders of Cash Election Shares, a sufficient number of Cash Election Shares (“Converted Cash Election Shares”) so that the Cash Consideration payable with respect to the Cash Election Shares remaining after such allocation equals as closely as practicable the Cash Consideration Limit, and each Converted Cash Election Share shall be converted into the right to receive the Per Share Stock Consideration; and

(iii)        Each Cash Election Share that is not a Converted Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration.

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(d)          The table attached set forth in Schedule 1.4(d) illustrates how the Merger Consideration would be allocated, on an aggregate basis, between Stock Consideration and Cash Consideration, depending upon the applicable BNC VWAP.

1.5           Delivery of the Merger Consideration.

(a)          At or prior to the Effective Time, BNC shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) and shall deposit, or cause to be deposited, for the benefit of the holders of HPBC Stock, for exchange in accordance with this Section 1.5, through the Exchange Agent, the Stock Consideration and the Cash Consideration payable pursuant to Section 1.2, based on the applicable BNC VWAP, and BNC shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions represented by such deposited shares (such shares of BNC Stock and cash provided to the Exchange Agent being hereinafter referred to as the “Exchange Fund”). BNC shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 1.2(e). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by BNC pending payment thereof by the Exchange Agent to the holders of HPBC Stock pursuant to this Article I; provided that no investment of such deposited funds directed by BNC shall relieve BNC or the Exchange Agent from promptly making the payments required by this Article I, and following any losses from any such investment, BNC shall promptly provide additional funds to the Exchange Agent, for the benefit of the holders of HPBC Stock, in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Exchange Agent. BNC shall direct the Exchange Agent to hold the Exchange Fund for the benefit of the former holders of HPBC Stock and to make payments from the Exchange Fund in accordance with Article I. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to ARTICLE I, except as expressly provided for in this Agreement.

(b)          BNC shall direct the Exchange Agent to mail on the Mailing Date to each holder of record of HPBC Stock as of the Effective Time: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the holder’s Certificate or Certificates shall pass, only upon delivery of such Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and shall otherwise be in such form and have such other provisions as BNC may reasonably specify (the “Letter of Transmittal”); (ii) an Election Form; and (iii) instructions for electing the Merger Consideration to be received for each share of HPBC Stock and effecting the surrender of the Certificates in exchange for payment of such Merger Consideration. Upon the surrender of Certificates (or affidavits of loss in lieu thereof) for cancellation to the Exchange Agent, and delivery of a Letter of Transmittal, duly executed and properly completed, with respect to such Certificates, the record holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration to be paid therefor pursuant to this Article I. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c)          As of the Effective Time, the stock transfer books of HPBC shall be closed and thereafter there shall be no further registration of transfers of HPBC Stock on the records of HPBC. The Merger Consideration paid in accordance with the terms of this Article I with respect to any HPBC Stock shall be deemed to have been paid in full satisfaction of all rights pertaining thereto. From and after the Effective Time, the holders of shares of HPBC Stock outstanding immediately prior thereto shall cease to have any rights with respect thereto except as otherwise provided for herein or by applicable law.

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(d)          No dividends or other distributions with respect to BNC Stock shall be paid to the holder of any unsurrendered HPBC Stock with respect to the shares of BNC Stock represented thereby, in each case unless and until the surrender of each outstanding share of such HPBC Stock in accordance with this Section 1.5. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such share of such HPBC Stock in accordance with this Section 1.5, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of BNC Stock represented by such HPBC Stock and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of BNC Stock represented by such HPBC Stock with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the BNC Stock issuable with respect to such HPBC Stock.

(e)          At any time following the first anniversary of the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental entity, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest or investment income received with respect thereto) not disbursed to holders of HPBC Stock, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and compliance with the procedures set forth in Section 1.5, without interest. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of HPBC Stock for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)          If any Certificate shall have been lost, stolen or destroyed, the Exchange Agent or the Surviving Corporation, as applicable, shall issue in exchange therefor upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration into which such shares of HPBC Stock formerly represented thereby were converted pursuant to Article I; provided, however, that the Exchange Agent, or the Surviving Corporation, as applicable, may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, as applicable, require the owner of such lost, stolen or destroyed Certificate to deliver a customary indemnity agreement or provide a bond in a customary amount.

(g)          The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any individual or entity (a “Person”) such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code. To the extent that amounts are so withheld and remitted to the appropriate governmental authority by or on behalf of BNC, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by BNC.

1.6           Closing. The transactions contemplated herein shall be consummated (the “Closing”) at the offices of Troutman Sanders LLP, 600 Peachtree Street NE, Suite 5200, Atlanta, Georgia, 30308, on the first business day of the month that begins immediately following the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the fulfillment or waiver of those conditions) (the “Closing Date”), or at such other time, date and place as may be mutually agreed to in writing by the parties hereto. On the Closing Date, BNC shall file the Articles of Merger with the North Carolina Secretary of State and the Certificate of Merger with the Delaware Secretary of State.

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1.7           Articles of Incorporation and Bylaws of the Surviving Corporation. The Articles of Incorporation of BNC, as amended, shall at the Effective Time be the Articles of Incorporation of the Surviving Corporation. Until altered, amended or repealed, as therein provided, the Bylaws of BNC, as amended, as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation.

1.8           Directors of Surviving Corporation. Subject to Section 2.11(a), the directors of the Surviving Corporation immediately after the Merger shall be the directors of BNC in office immediately prior to the Effective Time until their respective successors are duly elected or appointed and qualified.

1.9           Tax Free Reorganization.

(a)          Each of BNC and HPBC shall use its commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of BNC, HPBC or their respective subsidiaries shall take, or agree to take, fail to take, or agree to fail to take, any action (including any action otherwise permitted by this Agreement) that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Pursuant to the foregoing, each of BNC and HPBC agrees to make such commercially reasonable additions or modifications to the terms of this Agreement as may be reasonably necessary to permit the Merger to so qualify.

(b)          Unless otherwise required by applicable law, each of BNC and HPBC (i) shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) shall not take any Tax reporting position inconsistent with such characterization and (iii) shall properly file with their federal income Tax Returns all information required by Treasury Regulations Section 1.368-3.

(c)          Officers of BNC and HPBC shall execute and deliver to Troutman Sanders LLP and Robinson, Bradshaw & Hinson, P.A., respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including the effective date of the Registration Statement and the Closing Date, in connection with the rendering by such counsel of opinions with respect to the Tax treatment of the Merger.

1.10         Bank Merger. Concurrently with the execution and delivery of this Agreement, Bank of North Carolina, BNC’s wholly owned North Carolina bank subsidiary (“Bank of NC”), and the Bank are entering into the Agreement and Plan of Merger attached hereto as Exhibit A (the “Bank Merger Agreement”), pursuant to which the Bank will merge with and into Bank of NC with Bank of NC being the surviving bank (the “Bank Merger”). The Bank Merger shall not occur prior to the Effective Time.

1.11         Additional Actions. If, at any time after the Effective Time, BNC shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in BNC its right, title or interest in, to or under any of the rights, properties or assets of HPBC, or (ii) otherwise carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by BNC.

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ARTICLE II
OTHER AGREEMENTS

2.1           Registration and Listing of BNC Stock.

(a)          BNC agrees to file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable a registration statement (the “BNC Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), on Form S-4 or some other appropriate form covering the issuance of the shares of BNC Stock to the shareholders of HPBC pursuant to this Agreement and to use its commercially reasonable efforts to cause the BNC Registration Statement to become effective and to remain effective through the Effective Time. BNC agrees to take any action required to be taken under the applicable state securities laws in connection with the issuance of shares of BNC Stock upon consummation of the Merger. HPBC agrees to provide BNC reasonable assistance as necessary in the preparation of the BNC Registration Statement, including, without limitation, providing BNC with all material facts regarding the operations, business, assets, liabilities and personnel of HPBC, together with the audited financial statements of HPBC, all as and to the extent required by the 1933 Act and the rules, regulations and practices of the SEC, for inclusion in the BNC Registration Statement. The BNC Registration Statement shall not cover resales of BNC Stock by any of the shareholders of HPBC, and BNC shall have no obligation to cause the BNC Registration Statement to continue to be effective after the Effective Time or to prepare or file any post-effective amendments to the BNC Registration Statement after the Effective Time.

(b)          BNC agrees to list on the NASDAQ Capital Market, by the Closing Date, the shares of BNC Stock to be issued to the shareholders of HPBC pursuant to this Agreement.

2.2           Meeting of HPBC Shareholders.

(a)          HPBC shall call, give notice of, convene and hold a special meeting of its shareholders (the “Special Meeting”) as soon as reasonably practicable (but no more than twenty (20) business days) after the BNC Registration Statement becomes effective under the 1933 Act for the purpose of submitting the Merger and this Agreement to such shareholders for their approval. In connection with the Special Meeting, BNC and HPBC shall together prepare and submit to the HPBC shareholders a notice of meeting, proxy statement and proxy (the “HPBC Proxy Materials”), which shall include the final prospectus from the BNC Registration Statement in the form filed with the SEC.

(b)          Except as provided in this Section 2.2(b), the board of directors HPBC shall (i) communicate to the shareholders of HPBC the board’s recommendation that the shareholders adopt and approve this Agreement and the transactions contemplated hereby, including the Merger (the “HPBC Recommendation”) and (ii) include the HPBC Recommendation in the HPBC Proxy Materials. Neither the HPBC board of directors nor any committee thereof shall: (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to BNC, the HPBC Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (as defined below) (each, an “Adverse Recommendation Change”), except that, prior to the Requisite HPBC Shareholder Approval, HPBC’s board of directors may make an Adverse Recommendation Change if:

(A)         HPBC’s board of directors determines in good faith, after consultation with HPBC’s financial advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 4.18) that is a Superior Proposal;

(B)         HPBC’s board of directors determines in good faith, after consultation with HPBC’s outside counsel, that a failure to accept such Superior Proposal would be reasonably likely to constitute a breach of the fiduciary duties of the members of the board of directors of HPBC;

(C)         HPBC’s board of directors provides written notice (a “Notice of Recommendation Change”) to BNC of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the third business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (it being understood that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change);

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(D)         after providing such Notice of Recommendation Change, HPBC negotiates in good faith with BNC (if requested by BNC) and provides BNC reasonable opportunity during the three-business-day period following the Notice of Recommendation Change to make such adjustments in the terms and conditions of this Agreement as would enable HPBC’s board of directors to proceed without an Adverse Recommendation Change (provided, however, that BNC shall not be required to propose any such adjustments); and

(E)         HPBC’s board of directors, following such three-business-day period, determines in good faith, after consultation with HPBC’s financial advisor and outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the members of the board of directors of HPBC.

(c)          The term “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction, involving HPBC or any of its subsidiaries; and (ii) any acquisition by any Person resulting in, or proposal or offer, which, if consummated, would result in, any Person becoming the beneficial owner, directly or indirectly, of ten percent (10%) or more of the total voting power of any class of equity securities of HPBC or any of its subsidiaries, or ten percent (10%) or more of the consolidated total assets of HPBC, in each case, other than the transactions contemplated by this Agreement.

(d)          The term “Superior Proposal” means any Acquisition Proposal with respect to which the board of directors of HPBC (i) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal, and (ii) determines in its good faith judgment (based on, among other things, the advice of HPBC’s financial advisor) to be more favorable to HPBC’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the board of directors of HPBC, after obtaining the advice of the HPBC’s financial advisor, the Person making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by BNC in response to such Acquisition Proposal).

2.3           Access to Properties, Books, Etc. Each party shall allow the other party and its authorized representatives full access, upon reasonable prior notice, during normal business hours from and after the date hereof and prior to the Closing Date to all of such party’s properties, books, contracts, commitments and records and those of its subsidiaries and shall furnish the other party and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as the other party may reasonably request, provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations. Each party shall cause its and its subsidiaries’ personnel, employees and other representatives to assist such other party in making any such investigation. During such investigation, each party and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise the other party of those items of which copies are made. No investigation made heretofore or hereafter by either party and its authorized representatives shall affect the representations and warranties of either such party hereunder.

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2.4           Confidentiality. Prior to consummation of the Merger, the parties to this Agreement have provided and will provide one another with information which may be deemed by the party providing the information to be confidential, including, without limitation, information regarding such party’s operations, customers (including consumer financial information), business and financial condition. Each party agrees that it will hold confidential and protect all information provided to it by each other party or such party’s affiliates or representatives, except that the obligations contained in this Section 2.4 shall not in any way restrict the rights of any party to use information that: (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; (c) is provided by one party for disclosure concerning such party in the BNC Registration Statement; or (d) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement. If this Agreement is terminated prior to the Closing, upon request each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 2.4 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 2.4, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 2.4.

2.5           Cooperation. Subject to the terms and conditions of this Agreement, the parties hereto shall use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with each other to that end.

2.6           Expenses. All of the expenses incurred by BNC in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing the BNC Registration Statement and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, shall be paid by BNC. All expenses incurred by HPBC in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants in connection with all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby and the cost of reproducing and mailing the HPBC Proxy Materials, shall be paid by HPBC.

2.7           Preservation of Goodwill. Each party hereto shall use its commercially reasonable efforts to preserve its business organization and the business organizations of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.

2.8           Approvals and Consents. Each party hereto represents and warrants to and covenants with the other that it will use its commercially reasonable efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary’s officers, directors, employees and agents to use their commercially reasonable efforts, to obtain as soon as is reasonably practicable all regulatory authorizations, consents, orders or approvals from (i) the Federal Reserve, the FDIC, the NCCOB and (ii) any other approvals set forth in Section 3.6(a) and Section 5.9 which are necessary to consummate the transactions contemplated by this Agreement, including the merger and the Bank Merger or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation (collectively, the “Required Regulatory Approvals”).

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2.9           Press Releases. Prior to the Closing Date, BNC and HPBC must each approve the form, substance and timing of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 2.9 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

2.10         Employee Benefits.

(a)          Following the Closing Date, BNC shall provide generally to employees of HPBC who continue employment with BNC (“HPBC Continuing Employees”) medical, dental, vacation and long-term disability benefits, medical and dependent care flexible spending accounts and life insurance (collectively, “Employee Benefits”), on terms and conditions consistent in all material respects with those then currently provided by BNC to its other similarly-situated employees. For purposes of eligibility to participate and any vesting or benefits determinations (but not benefit accruals, except for accruals under the Executive Arrangements) in connection with the provision of any such Employee Benefits by BNC to the HPBC Continuing Employees, service with HPBC prior to the Closing Date shall be counted to the extent such service was counted under the similar plan of HPBC. The HPBC Continuing Employees’ prior service with HPBC shall also be credited for purposes of all waiting periods for participation in any of such Employee Benefits to the extent such service was counted under the similar plan of HPBC. BNC shall also waive all restrictions and limitations for preexisting conditions under BNC’s Employee Benefit plans, to the extent such restrictions or limitations would not apply to the HPBC Continuing Employees under the similar plan of HPBC.

(b)          Subject to applicable legal requirements, BNC and HPBC shall take such other actions prior to the Closing Date as may be reasonably necessary to enable the employees of HPBC after the Closing Date to transfer the amount credited to their accounts under the HPBC 401(k) Plan (the “HPBC 401(k) Plan”), including the portion of such accounts allocated to plan loans, through a rollover contribution into the Bank of North Carolina 401(k) Plan (the “BNC 401(k) Plan”), if such employees are HPBC Continuing Employees, or to transfer the amount credited to their accounts (not including outstanding participant loans) through a rollover contribution to a separate third party individual retirement account, or to take a cash distribution from the HPBC 401(k) Plan, provided, that (i) HPBC’s Board of Directors shall adopt resolutions to terminate the HPBC 401(k) Plan as of the last payroll date ending prior to the Closing Date, and (ii) the foregoing shall be subject to the receipt of a final favorable IRS determination letter (or prototype sponsor letter) with respect to the HPBC 401(k) Plan to the extent reasonably required by BNC. For purposes of any vesting determinations (but not benefit accruals) in connection with the BNC 401(k) Plan, service with HPBC prior to the Closing Date shall be counted to the extent such service was counted under the HPBC 401(k) Plan. For purposes of eligibility to participate in any matching contribution under the BNC 401(k) Plan, HPBC Continuing Employees shall be eligible on terms and conditions consistent with those then currently provided by BNC to its other similarly-situated employees based on their employment date with BNC. Prior to the Closing Date HPBC shall make any necessary employer contributions to the HPBC 401(k) Plan due such HPBC Continuing Employees for compensation paid by HPBC prior to termination of the HPBC 401(k) Plan. At the request of BNC, HPBC shall, to the extent permitted by law and the terms of any applicable plan or agreement in existence as of the date hereof, take such commercially reasonable actions prior to the Closing Date as are reasonably determined by BNC to be reasonably necessary to (i) correct or remedy any HPBC Plan that is not in compliance with the provisions of ERISA, the Code (other than Section 409A of the Code, which is covered in the following clause (ii)) or other applicable law, (ii) amend any HPBC Plan that is subject to Section 409A of the Code and not in compliance therewith to comply with the applicable requirements of Section 409A of the Code, and (iii) include provisions in the Executive Arrangements that provide that there will not be any “excess parachute payments” within the meaning of Section 280G(b) of the Code being made in connection with the consummation of the transactions pursuant to the Executive Arrangements that are the subject of this Agreement or any events related thereto. To the extent that HPBC and the Bank have not filed their final tax return for the 2015 fiscal year prior to the Closing Date, BNC and Bank of NC shall take all actions required to complete any corrections made pursuant to Internal Revenue Service Notice 2010-6 to the 2005 Supplemental Executive Retirement Plan of High Point Bank and Trust, as amended and restated effective January 1, 2009.

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(c)          Subject to applicable legal requirements, BNC and HPBC shall take such other commercially reasonable actions prior to the Closing Date as may be necessary to terminate the agreements marked with an “*” on Section 3.5(b)(i) of the Disclosure Memorandum effective as of the Closing Date. In connection with such terminations, any compensation to be provided thereunder, other than pursuant to the Executive Arrangements, shall be paid in full in exchange for a settlement and release agreement reasonably acceptable to BNC.

(d)          BNC shall assume and perform in full any and all obligations of HPBC, the Bank and any of their affiliates under the Executive Arrangements and BNC shall administer the Executive Arrangements in compliance with all applicable laws, including the Code. The term “Executive Arrangements” shall mean the plans and agreements set forth in Schedule 2.10(d). Bank of NC and BNC shall treat the Merger as a “Change in Control” (or such similar term) for purposes of the Executive Arrangements.

(e)          Prior to the Closing Date, HPBC shall take all such actions, as are necessary and appropriate, to freeze, effective as of the date immediately prior to the Closing Date, the High Point Bank and Trust Company Pension Plan (the “Pension Plan”) and the 2005 Supplemental Executive Retirement Plan of High Point Bank and Trust Company, as amended and restated effective January 1, 2009, and as subsequently amended (the “2005 SERP”), so that no further benefits shall accrue on and after the Closing Date under such Pension Plan and the 2005 SERP.  HPBC shall provide to BNC, prior to the Closing Date, evidence that all such necessary and appropriate actions have been taken, including without limitation the adoption by HPBC’s board of directors of appropriate resolutions to cease any further benefit accruals under such Pension Plan and the 2005 SERP on and after such date (the form and substance of such resolutions to be reviewed and approved by BNC prior to their adoption by the HPBC board of directors). As soon as administratively practicable after the Closing Date, BNC intends to take all such actions as are necessary and appropriate to terminate the Pension Plan.

2.11         Directors and Officers, Severance and Conversion Bonus Plan.

(a)          BNC shall take all appropriate action so that, as of the Effective Time, the number of directors constituting the board of directors of BNC and Bank of NC shall be increased by one and that, effective immediately after the Closing Date, Matthew W. McInnis shall be appointed to the boards of directors of BNC and Bank of NC.

(b)          BNC agrees that it shall provide a severance package for all HPBC employees with a minimum employment period with HPBC of twelve (12) weeks and who are not retained by BNC following the Closing Date, or who are otherwise displaced by BNC following the Closing Date. Such severance package will be in accordance with BNC’s existing policies and practices as they apply to similarly-situated employees of BNC; provided, however, such severance package shall not include the cost of continuing healthcare coverage.

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(c)          To facilitate the successful integration of HPBC into BNC and the conversion of the systems of HPBC and BNC, BNC shall establish a stay bonus/conversion bonus plan pursuant to which displaced HPBC employees that remain employed by BNC through the conversion of the systems of HPBC and BNC receive an additional payment equal to a minimum of six (6) weeks of salary.

2.12         Directors’ and Officers’ Tail Coverage. Prior to the Closing Date, BNC shall have, at BNC’s expense, amended, modified or obtained directors’ and officers’ liability insurance (either through its existing directors’ and officers’ liability insurance policies or under HPBC’s existing directors’ and officers’ liability insurance policies, in which event HPBC will designate BNC’s insurance broker as HPBC’s broker-of-record, as determined by BNC in its sole discretion) for a period of six (6) years after the Closing Date, covering any person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, a director or officer of HPBC or the Bank, who are currently covered by HPBC’s policies on terms similar to such existing insurance; provided that BNC shall not be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy which exceed two hundred percent (200%) of the annual premium payments on HPBC’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BNC shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. The directors and officers of HPBC and its subsidiaries shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement.

2.13         Indemnification.

(a)          For a period of six (6) years after the Effective Time (or, in the case of Claims that have not been resolved prior to the sixth (6th) anniversary of the Effective Time, until such Claims are finally resolved), BNC shall indemnify, defend, and hold harmless the present and former directors and executive officers of HPBC (each, an “Indemnified Party”) against all liabilities arising out of, resulting from or related to any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative (each, a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness arising out of the fact that such Indemnified Party is or was a director or officer of HPBC (or, at HPBC’s request, was a director, officer, manager or trustee of, or in a similar capacity with, another HPBC entity or HPBC Plan) prior to the Effective Time if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted by applicable law. BNC shall promptly pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such Claim to each Indemnified Party to the fullest extent permitted by applicable law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated not to be entitled to indemnification under this Section 2.13(a). BNC shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law (including any law promulgated, interpreted or enforced by any regulatory authority).

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(b)          Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 2.13, upon learning of any such Claim, shall promptly notify BNC thereof in writing (provided that a failure to timely provide such notice shall not relieve BNC of any indemnification obligation unless, and to the extent that, BNC is materially prejudiced by such failure). In the event of any such Claim (whether arising before or after the Effective Time), (i) BNC shall have the right to assume the defense thereof and BNC shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BNC elects not to assume such defense for the Indemnified Parties, or if there are substantive issues which raise conflicts of interest between BNC and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BNC shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that BNC shall be obligated pursuant to this Section 2.13(b) to pay for only one firm of counsel for any Indemnified Party in any jurisdiction; (ii) each Indemnified Party will cooperate in good faith in the defense of any such Claim; (iii) BNC shall not be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld or delayed) and (iv) without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) BNC shall not agree to any settlement which does not provide for a release of the Indemnified Party.

(c)          BNC covenants and agrees that neither it, nor any successors or assigns, shall consolidate with or merge into any other person where BNC or any such successor or assign shall not be the continuing or surviving person of such consolidation or merger, or transfer all or substantially all of its assets to any person, unless, in each case, proper provision shall have been made to ensure that the successors and assigns of BNC shall assume the obligations set forth in this Section 2.13.

(d)          The provisions of this Section 2.13 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

2.14         Certain Litigation. Each party shall promptly advise the other party orally and in writing of any actual or threatened shareholder litigation against such party and/or the members of such party’s board of directors related to this Agreement or the Merger and the other transactions contemplated by this Agreement. HPBC shall: (i) permit BNC to review and discuss in advance, and consider in good faith the view of BNC in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish BNC’s outside legal counsel with all non-privileged information and documents which outside legal counsel may reasonably request in connection with such shareholder litigation; (iii) consult with BNC regarding the defense or settlement of any such shareholder litigation, (iv) not settle any such litigation prior to such consultation and consideration; provided, however, that HPBC shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of BNC (such consent not to be unreasonably withheld) unless the payment of any such damages by HPBC is reasonably expected by HPBC, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by HPBC) under HPBC’s existing director and officer insurance policies, including any tail policy.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF HPBC

As an inducement to BNC to enter into this Agreement and to consummate the transactions contemplated hereby, HPBC represents and warrants as follows:

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3.1           Disclosure Memorandum. HPBC has delivered to BNC a memorandum (the “Disclosure Memorandum”) containing certain information regarding HPBC as indicated at various places in this Agreement. All information set forth in the Disclosure Memorandum or in documents incorporated by reference in the Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of HPBC under this Article III. The information contained in the Disclosure Memorandum shall be deemed to qualify all representations and warranties contained in this Article III and the covenants in Article IV to the extent applicable. No item is required to be set forth in the Disclosure Memorandum as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; the mere inclusion of an item in the Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by HPBC that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect; and any disclosures made with respect to a section of Article III or Article IV shall qualify (i) any other section of Article III or Article IV specifically referenced or cross-referenced and (ii) other sections of Article III or Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections. HPBC shall promptly provide BNC with written notification of any event, occurrence or other information necessary to maintain the Disclosure Memorandum and all other documents and writings furnished to BNC pursuant to this Agreement as true, correct and complete at all times prior to and including the Closing.

3.2           Corporate and Financial.

(a)          Corporate Status. HPBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Bank is a North Carolina bank duly organized, validly existing, and in good standing under the laws of the State of North Carolina. HPBC and the Bank have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

(b)          Authority; Enforceability.

(i)          Except as set forth in the Disclosure Memorandum and subject to the Required Regulatory Approvals, and the approval of HPBC shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(1)         violate any provision of federal or state law applicable to HPBC, the violation of which, singularly or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(2)         violate any provision of the articles of incorporation or bylaws of HPBC;

(3)         conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which HPBC is a party, which, singularly or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

(4)         constitute a violation of any order, judgment or decree to which HPBC is a party, or by which HPBC or any of its assets or properties are bound which, singularly or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

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(ii)         HPBC and the Bank each have the full power and authority to enter into and perform this Agreement and, as applicable, the Bank Merger Agreement, and the transactions contemplated hereby and thereby. Other than the approval of the HPBC shareholders and the Bank shareholder, the execution, delivery, performance and terms of this Agreement and, as applicable, the Bank Merger Agreement, by HPBC and the Bank and the consummation by HPBC and the Bank of the transactions contemplated hereby and thereby have been duly and validly approved by HPBC and the Bank, including all necessary action by the board of directors of HPBC and the Bank. Other than the approval of the HPBC shareholders and the Bank shareholder, no other corporate proceedings are necessary on the part of HPBC and the Bank to authorize the execution, delivery, and performance of this Agreement and, as applicable, the Bank Merger Agreement, by HPBC and the Bank and the consummation by HPBC and the Bank of the transactions contemplated hereby and thereby. Assuming this Agreement constitutes the valid and binding obligation of BNC, this Agreement constitutes the valid and binding obligation of HPBC, and is enforceable in accordance with its terms, except as limited by (i) laws relating to bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, fraudulent conveyance, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “General Enforceability Exceptions”).

(iii)        “Material Adverse Effect” shall mean any change, event, development, violation, effect or circumstance which, individually or in the aggregate, with respect to BNC, HPBC, or the Surviving Corporation, as the case may be, (A) has, or is reasonably likely to have, a material adverse effect on the business, operations, properties, assets, financial condition or prospects of such party on a consolidated basis, or (B) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such party to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided, however, that, for purposes of clauses (A) and (B), Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (1) any change in banking laws, rules or regulations of general applicability, (2) any change in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles applicable to banks or their holding companies generally, (3) any action or omission expressly required by this Agreement or taken with the express prior written consent of the other party to this Agreement, (4) general changes in national economic, monetary, market or financial conditions affecting financial institutions, including changes in prevailing interest rates, inflation, credit markets or capital market conditions, except, in all cases, to the extent such changes disproportionately affect HPBC, (5) changes in national political conditions, including the outbreak or escalation of acts of terrorism, or (6) the public disclosure of this Agreement or the transactions contemplated hereby.

(c)          Capital Structure.

(i)          As of the date of this Agreement, HPBC has authorized capital stock consisting solely of 486,000 shares of HPBC Stock, of which 470,876 shares are issued and outstanding as of the date hereof. The Bank has authorized capital stock consisting solely of 540,000 shares of common stock, $5.00 par value per share (“Bank Stock”), all of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of HPBC Stock and Bank Stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. No Person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares HPBC Stock or Bank Stock previously issued. None of the shares of HPBC Stock or Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders. All of the issued and outstanding shares of Bank Stock are owned by HPBC.

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(ii)         HPBC does not have outstanding any options or other securities which are either by their terms or by contract convertible or exchangeable into capital stock of HPBC, or any other securities or debt of HPBC, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, rights to acquire or vest in, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. HPBC is not subject to any obligation (contingent or otherwise) to issue, repurchase or otherwise acquire or retire, or to register, any shares of its capital stock. There are no outstanding or authorized phantom stock, stock appreciation, profit participation or similar rights with respect to any shares of HPBC Stock or Bank Stock.

(iii)        Except as disclosed in Section 3.2(c)(iii) of the Disclosure Memorandum and other than restrictions required by applicable federal and state securities laws, there is no agreement, arrangement or understanding to which HPBC is a party restricting or otherwise relating to the transfer of any shares of capital stock of HPBC.

(iv)        All shares of HPBC Stock or other capital stock, or any other securities or debt, of HPBC, which have been purchased or redeemed by HPBC have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of HPBC, which, singularly or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(v)         Except as set forth in Section 3.2(c)(v) of the Disclosure Memorandum, no Person beneficially owns more than five percent (5%) of the issued and outstanding shares of HPBC Stock.

(d)          HPBC Subsidiaries. HPBC has no subsidiaries other than the Bank and the Bank has no subsidiaries except as set forth in Section 3.2(d) of the Disclosure Memorandum. HPBC and the Bank each own all of the equity interests in each of their respective subsidiaries. No subsidiary has outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of such subsidiary, or any other securities or debt of such subsidiary, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, rights to acquire or vest in, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. All of the issued and outstanding shares of each subsidiary are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. Each subsidiary has all of the requisite corporate power and authority and is entitled to own or lease its properties and assets and to carry on its businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

(e)          Corporate Records. The stock records and minute books of HPBC: (i) fully and accurately reflect all issuances, transfers and redemptions of the HPBC Stock; (ii) correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of HPBC; (iii) correctly show all formal material corporate actions taken by the directors and shareholders of HPBC (including actions taken by consent without a meeting); and (iv) contain true and correct copies or originals of the articles of incorporation and all amendments thereto, bylaws as amended and currently in force and the minutes of all meetings or consent actions of its directors and shareholders approved for inclusion by the board of directors. No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books. All corporate records have been maintained in accordance with all applicable statutory requirements and are materially complete and accurate.

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(f)          Tax Returns; Taxes.

(i)          Each of HPBC and the Bank has (i) duly and timely filed with the appropriate governmental entity all Tax Returns required to be filed by it (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects and prepared in compliance with all applicable laws and (ii) timely paid all material Taxes due and owing (whether or not shown due on any Tax Returns). Neither HPBC nor the Bank currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a governmental entity in a jurisdiction where HPBC and the Bank do not file Tax Returns that HPBC or the Bank is or may be subject to taxation by that jurisdiction. Neither HPBC nor the Bank has commenced activities in any jurisdiction which will result in an initial filing of a Tax Return with respect to Taxes imposed by a governmental entity that it had not previously been required to file in the immediately preceding taxable period.

(ii)         The unpaid Taxes of HPBC and the Bank (A) did not, as of December 31, 2014, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the HPBC Financial Statements, and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of HPBC and the Bank in filing their tax returns. Since December 31, 2014, neither HPBC nor the Bank has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(iii)        There are no liens, charges, restrictions, encumbrances or claims of any kind (collectively, “Liens”) for Taxes upon any property or asset of HPBC or the Bank, except for Liens for current Taxes the payment of which is not yet delinquent, or for Taxes contested in good faith through appropriate proceedings and reserved against in accordance with GAAP.

(iv)        There are no deficiencies for Taxes with respect to HPBC and the Bank that have been set forth or claimed in writing, or proposed or assessed by a governmental entity with respect to any Taxes due by, Tax Returns of, or any of the assets or properties of HPBC or the Bank. There are no pending, proposed or threatened audits, investigations, disputes or claims or other actions for or relating to any Tax Return or liability for Taxes with respect to HPBC and the Bank. No material issues relating to Taxes of HPBC or the Bank were raised by the relevant governmental entity in any completed audit or examination that would reasonably be expected to recur in a later taxable period. None of HPBC, the Bank or any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment, deficiency, or collection, or has made any request in writing for any such extension or waiver, that remains in effect. There is not currently in effect any power of attorney authorizing any Person to act on behalf of HPBC or the Bank, or receive information relating to HPBC or the Bank, with respect to any Tax matter.

(v)         Neither HPBC nor the Bank has requested or received any ruling from any governmental entity, or signed any binding agreement with any governmental entity (including, without limitation, any advance pricing agreement) that would affect any amount of Tax payable after the Closing Date and has not made any request for issuance of a ruling from a governmental entity on behalf of the HPBC or the Bank (regardless of whether the requested ruling is still pending or withdrawn).

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(vi)        Each of HPBC and the Bank has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and all Tax Returns (including without limitation all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed with, and supplied to, the appropriate parties.

(vii)       Except for any such customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business (each of which is not specifically entered into to address Taxes), neither HPBC nor the Bank is a party to or bound by or has any obligation under any Tax sharing, allocation or indemnification agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person, other than such an agreement or arrangement exclusively between or among HPBC and its subsidiaries.

(viii)      Except for the affiliated group of which HPBC is the common parent, each of HPBC and the Bank is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return. Neither HPBC nor the Bank is liable for the Taxes of any Person (including an individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental entity) other than HPBC and its subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(ix)         During the two-year period ending on the date hereof, neither HPBC nor the Bank has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

(x)          Neither HPBC nor the Bank has taken any action, failed to take any action, or knows of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(xi)         Neither HPBC nor the Bank has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) (other than such transactions that have been properly reported) or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(xii)        HPBC has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date. HPBC has no deferred income or other Tax Liability arising out of any transaction, including, without limitation, any (i) intercompany transaction (as defined in Treasury Regulations Section 1.1502-13), (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (iii) excess loss account (as defined in Treasury Regulations Section 1.1502-19) with respect to the stock of any subsidiary of HPBC, (iv) use of the long-term contract method of accounting, or (v) receipt of any prepaid amount on or before the Closing Date. Neither HPBC nor the Bank has made an election under Section 108(i) of the Code (or any corresponding provision of state, local or foreign law).

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(xiii)       HPBC has delivered or made available to BNC for inspection complete and correct copies of its federal and state income and franchise Tax Returns and reports for the past three (3) years, and has indicated those Tax Returns that have been audited and those Tax Returns that are currently the subject of an audit, and complete and correct copies of all private letter rulings, revenue agent reports, settlement agreements, a description of all deficiency notices and any similar documents submitted by, received by or agreed to by or on behalf of HPBC, the Bank, and any predecessor thereof and relating to Taxes for such taxable periods. HPBC has delivered or made available to BNC the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable deduction available for use by HPBC or the Bank. There is currently no limitation on the use of the Tax attributes of HPBC and the Bank under Sections 269, 382, 383, 384 or 1502 of the Code (and similar provisions of state, local or foreign tax law).

(xiv)      Neither HPBC nor the Bank has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a jurisdiction outside of its place of incorporation.

(xv)       No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) has been entered into by or with respect to HPBC or the Bank.

For purposes of this Agreement, “Tax” or “Taxes” means all taxes of whatever kind or nature, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, estimated, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, transfer, registration, alternative or add-on minimum, value added, real property, personal property, escheat, environmental or windfall profits taxes, customs, duties or other similar fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts), whether disputed or not, imposed by any governmental entity (domestic or foreign); and “Tax Returns” means any report, return (including information return or declaration of estimated Taxes), claim for refund, statement, disclosure or form relating to Taxes filed or required to be filed with any governmental entity, including any schedule or attachment thereto, and including any amendments thereof.

(g)          Financial Statements.

(i)          HPBC has delivered to BNC true, correct and complete copies, including notes, of the audited financial statements of HPBC for the years ended December 31, 2014, 2013, and 2012, including consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity and unaudited financial statements of HPBC for the nine months ended September 30, 2015 (collectively, the “HPBC Financial Statements”). The HPBC Financial Statements have been prepared in accordance with GAAP, and present fairly the assets, liabilities and financial condition of HPBC as of the dates indicated therein and the results of its operations for the respective periods indicated therein (subject in the case of unaudited statements to notes and year-end audit adjustments normal in nature and amount).

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(ii)         HPBC has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in Section 3.2(g)(ii) of the Disclosure Memorandum, no changes have been made to HPBC’s internal control over financial reporting, as defined in Rule 13a-15(f) and Rule 15d-15(f) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), since December 31, 2014 that materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.

(h)          Regulatory Reports. HPBC has made available to BNC for review and inspection all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by HPBC since January 1, 2012 with (i) the Federal Deposit Insurance Corporation (the “FDIC”), (ii) the Board of Governors of the Federal Reserve System (the “Federal Reserve”), (iii) the North Carolina Office of the Commissioner of Banks (the “NCCOB”) and (iv) any other applicable regulatory or governmental agencies (collectively, the “HPBC Reports”). All of the HPBC Reports have been prepared in all material respects in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain all information required to be presented therein in accordance with such rules and regulations.

(i)          Enforcement Actions. Except as set forth in Section 3.2(i) of the Disclosure Memorandum, (i) neither HPBC nor any of its subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any capital directive by, or has adopted any board resolutions at the request of, the Federal Reserve, the FDIC, the NCCOB or with any other applicable regulatory or governmental agency (a “Regulatory Agreement”), (ii) neither HPBC nor any of its subsidiaries has been advised by the Federal Reserve, the FDIC, the NCCOB or any other applicable regulatory or governmental agency that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement, (iii) HPBC and each of its subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and (iv) neither HPBC nor any of its subsidiaries has received any notice from the Federal Reserve, the FDIC, the NCCOB or any other applicable regulatory or governmental agency indicating that either HPBC or any of its subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.

(j)          Accounts. Section 3.2(j) of the Disclosure Memorandum contains a list of each and every bank and other institution in which HPBC maintains an account or safety deposit box, the account numbers, and the names of all Persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

(k)          Loans; Nonperforming and Classified Assets; Allowance.

(i)          Except as set forth in Section 3.2(k)(i) of the Disclosure Memorandum or as provided for in the Allowance described in subsection (iv) below, all loans, lines of credit, letters of credit and other extensions of credit made by the Bank or due to it (“HPBC Loans”) shown in the HPBC Financial Statements and any such HPBC Loans, (i) are genuine, legal, valid and enforceable (except as enforceability may be limited by the General Enforceability Exceptions) obligations of the respective makers thereof and (ii) are not subject to any right of offset, rescission or set-off or any counterclaim or defense for which there is a reasonable possibility of an adverse determination to the Bank.

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(ii)         All of the HPBC Loans are evidenced by written agreements, true and correct copies of which will be made available to BNC for examination prior to the Closing Date. All currently outstanding HPBC Loans were solicited, originated and, currently exist in material compliance with all applicable law and regulations and the Bank’s lending policies at the time of origination of such HPBC Loans, and the loan documents with respect to each such HPBC Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the HPBC Loans that are not reflected in the written records of the Bank. All of the HPBC Loans are owned by the Bank free and clear of any Liens, except for blanket Liens granted to the Federal Home Loan Bank. None of the HPBC Loans are presently serviced by third parties, and there is no obligation which could result in any HPBC Loan becoming subject to any third party servicing.

(iii)        Except as set forth in Section 3.2(k)(iii) of the Disclosure Memorandum, as of the date hereof, no HPBC Loans were over ninety (90) days delinquent in payment of principal or interest. Section 3.2(k)(iii) of the Disclosure Memorandum contains a complete list of (A) each HPBC Loan that as of September 30, 2015 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by the Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such HPBC Loan and the identity of the borrower thereunder and (B) each asset of the Bank that as of September 30, 2015 was classified as other real estate owned and the book value thereof as of September 30, 2015.

(iv)        The allowance for loan and lease losses (the “Allowance”) shown on the balance sheet of HPBC included in the most recent HPBC Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of HPBC included in the HPBC Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables, letters of credit and commitments to make loans or extend credit), by HPBC as of the dates thereof. Prior to the Closing Date, HPBC will not make a material change to its methodology for determining the Allowance without providing prior written notice to BNC.

(l)          Liabilities. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HPBC, HPBC has no debt, liability or obligation of any kind required to be shown pursuant to GAAP on the consolidated balance sheet of HPBC, whether accrued, absolute, known or unknown, contingent or otherwise, except (i) those reflected in the HPBC Financial Statements; (ii) liabilities incurred since December 31, 2014 in the ordinary course of business; (iii) liabilities incurred in connection with this Agreement and the transactions contemplated by this Agreement; and (iv) as disclosed in Section 3.2(l) of the Disclosure Memorandum.

(m)          Absence of Changes. Except as specifically provided for in this Agreement or specifically set forth in Section 3.2(m) of the Disclosure Memorandum, since December 31, 2014:

(i)          there has been no change in any of HPBC’s relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which would reasonably be expected to have, a Material Adverse Effect;

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(ii)         there has been no damage, destruction or loss to the assets, properties or business of HPBC, whether or not covered by insurance, which has had, or which may reasonably be expected to have, a Material Adverse Effect;

(iii)        the business of HPBC has been operated in the ordinary course, and not otherwise;

(iv)        the material properties and assets of HPBC used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

(v)         the books, accounts and records of HPBC have been maintained in the usual, regular and ordinary manner;

(vi)        there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of HPBC other than in the ordinary course and consistent with past practices;

(vii)       there has been no increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee or any increase in the level of employee benefits, or the adoption of new employee benefits to any employee;

(viii)      there has been no change in the certificate of incorporation, articles of incorporation or bylaws of HPBC or the Bank;

(ix)         there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of HPBC, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving HPBC, or affecting its operations;

(x)          there has been no issuance, sale, repurchase, acquisition, or redemption by HPBC of any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

(xi)         there have been no material Liens or security interests (other than purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security) any asset or assets of HPBC or assumed by it with respect to any asset or assets;

(xii)        there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by HPBC which would be required to be reflected on a balance sheet of HPBC prepared as of the date hereof in accordance with GAAP, except as incurred in the ordinary course of business;

(xiii)       no material obligation or liability of HPBC has been discharged or satisfied, other than in the ordinary course of business;

(xiv)      there have been no sales, transfers or other dispositions of any material asset or assets of HPBC, other than sales in the ordinary course of business; and

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(xv)       there has been no amendment, termination or waiver of any right of HPBC under any contract or agreement or governmental license, permit or permission which has had, or would reasonably be expected to have, a Material Adverse Effect.

(n)          Litigation and Proceedings. Except as set forth in Section 3.2(n) of the Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of HPBC, threatened against, by or affecting HPBC, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of HPBC or relating to the business or affairs of HPBC, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, which are reasonably likely to have a Material Adverse Effect.

(o)          Proxy Materials. The HPBC Proxy Materials and any other materials furnished by HPBC to the HPBC shareholders in connection with the transactions contemplated by this Agreement, or in any amendments thereof or supplements thereto, will not contain with respect to HPBC any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.3           Business Operations.

(a)          Permits; Compliance with Law.

(i)          HPBC has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for HPBC to carry on its business as presently conducted (the “Permits”), except where the failure to obtain such Permits would reasonably be expected to have a Material Adverse Effect. To HPBC’s knowledge, HPBC is in compliance with the terms and conditions of each such Permit and has received no written notice that it is in violation of any of the terms or conditions of such Permits.

(ii)         HPBC has complied with all laws, regulations, ordinances, rules, and orders applicable to it or its business, except for any non-compliance which could not reasonably be expected to have a Material Adverse Effect. Section 3.3(a)(ii) of the Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of HPBC, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the SEC. No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of HPBC to conduct its business.

(iii)        Except as set forth in Section 3.3(a)(iii) of the Disclosure Memorandum, no notice, inquiry or warning from any governmental authority with respect to any failure or alleged or possible failure of HPBC to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor, to the knowledge of HPBC, is any such notice or warning proposed or threatened.

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(b)          Environmental.

(i)          Except as set forth in Section 3.3(b)(i) of the Disclosure Memorandum:

(1)         HPBC has not caused or permitted the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material (as defined below) on, in, under or from any properties or facilities currently owned or leased by HPBC or, to its knowledge, adjacent to any properties so owned or leased that requires notification, investigation or remediation pursuant to any environmental law;

(2)         there are no non-compliance orders, warning letters or notices of violations, actions, suits or other claims asserted or, to its knowledge, threatened against HPBC or administrative or judicial investigations arising from or relating to the environmental condition of any property currently owned or leased by HPBC or the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material at any property currently owned or leased by HPBC;

(3)         HPBC has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by HPBC;

(4)         to the knowledge of HPBC, the improvements on the property owned or leased by HPBC are free from the presence or growth of mold, fungi, spores or bacteria that could be reasonably expected to cause material property damage or personal injury, and the improvements on the property owned or leased by HPBC are, and have been, reasonably free of conditions that could lead to the growth or presence of mold, fungi, spores or bacteria, including, without limitation, air conditioner malfunction, water intrusion, water leaks, sewage backflows and construction defects; and

(5)         to the knowledge of HPBC, there are not now nor have there ever been any underground storage tanks for the storage of Hazardous Material on, in or under any properties or facilities currently owned or leased by HPBC.

(ii)         Neither HPBC nor, to the knowledge of HPBC, any of its officers, directors, employees or agents, in the course of such individual’s employment by HPBC, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern regarding the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material.

(iii)        To the knowledge of HPBC, except as set forth in Section 3.3(b)(iii) of the Disclosure Memorandum, HPBC has not foreclosed on any property on which there is a threatened release of any Hazardous Material or on which there has been a release and remediation has not been completed to the extent required by environmental laws.

(iv)        Except as set forth in Section 3.3(b)(iv) of the Disclosure Memorandum, neither HPBC nor any of its executive officers or directors is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which HPBC holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

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(v)         HPBC has delivered to BNC true, correct and complete copies of all reports or tests with respect to compliance of any of the properties or facilities currently owned or operated by HPBC with any environmental laws or the presence of Hazardous Materials that were prepared for HPBC or prepared for other Persons and are in the possession, custody or control of HPBC.

(vi)        The term “Hazardous Material” means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material’s investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of “hazardous substances” under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, “hazardous wastes” within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. § 6921, any petroleum product, including any fraction of petroleum, or any friable asbestos containing materials. However, the term “Hazardous Material” shall not include those substances which are normally and reasonably used or present in connection with the development, occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices) in quantities reasonable in relation to such use and in compliance with applicable law or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

(c)          Insurance.

(i)          Section 3.3(c)(i) of the Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, HPBC or through HPBC for any of its officers, directors and employees, that are in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. All material terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Except as set forth in Section 3.3(c)(i) of the Disclosure Memorandum, such policies and bonds provide adequate coverage to insure the properties and businesses of HPBC and the activities of its officers, directors and employees against such risks and in such amounts as are customary. HPBC has heretofore made available to BNC a true, correct and complete copy of each insurance policy and bond currently in effect with respect to the business and affairs of HPBC.

(ii)         The value of all bank owned life insurance owned by HPBC or the Bank is and has been fairly and accurately reflected in the balance sheet and included in the HPBC Financial Statements in accordance with GAAP.

(d)          Trust Business; Administration of Fiduciary Accounts. Each of HPBC and the Bank has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws. Neither HPBC nor the Bank, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

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(e)          Investment Management and Related Activities.

(i)          Section 3.3(e) of the Disclosure Memorandum lists each subsidiary of HPBC or the Bank that provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs, and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) (each, an “Advisory Entity”)). Each Advisory Entity is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2011 and is currently operating in compliance with all laws applicable to it or its business and has all material registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except, in each case, as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect. There is no action, suit, proceeding or investigation pending or, to HPBC’s knowledge, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals in any material respect.

(ii)         Each Advisory Entity has been since January 1, 2011 and is in all material respects in compliance with each contract for services provided in its capacity as an Advisory Entity to which it is a party.

(iii)        The accounts of each advisory client of HPBC, the Bank or any of their respective subsidiaries, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the applicable Advisory Entity in all material respects in compliance with the applicable requirements of ERISA.

(iv)        None of the Advisory Entities nor any “person associated with an investment adviser” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor.

(v)         HPBC has made available to BNC true and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2011 by each Advisory Entity that is required to be registered as an investment adviser under the Investment Advisers Act, reflecting all amendments thereto to the date hereof (each a “Form ADV”). The Forms ADV are in compliance in all material respects with the applicable requirements of the Investment Advisers Act. Since January 1, 2011, each Advisory Entity has made available to each advisory client its Form ADV to the extent required by the Investment Advisers Act. HPBC has made available to BNC true and complete copies of all deficiency letters and inspection reports or similar documents furnished to any Advisory Entity by the SEC since January 1, 2011 and the Advisory Entity’s responses thereto, if any.

(f)          CRA, Anti-Money Laundering and Customer Information Security. Neither HPBC nor the Bank is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and no facts or circumstances exist, which would cause the Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank pursuant to 12 C.F.R. Part 364, except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect. Furthermore, the board of directors of the Bank has adopted and the Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any governmental agency and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

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3.4           Properties and Assets.

(a)          Contracts and Commitments. Section 3.4(a) of the Disclosure Memorandum contains a list identifying all written contracts, purchase orders, agreements, security deeds, guaranties or commitments (other than loans, loan commitments and deposits made by or with HPBC in the ordinary course of business), to which HPBC is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $100,000 or having a term or requiring performance over a period of more than one year (collectively, the “Material Contracts”). Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, subject to the General Enforceability Exceptions, and, to the knowledge of HPBC, constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination that would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on HPBC. A true and complete copy of each Material Contract has been made available to BNC for examination.

(b)          Licenses; Intellectual Property. HPBC has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted. To the knowledge of HPBC, there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by HPBC or presently expected to be used by it in the future. All material patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by HPBC, are listed in Section 3.4(b) of the Disclosure Memorandum. HPBC has complied with all applicable laws relating to the filing or registration of “fictitious names” or trade names.

(c)          Personal Property. HPBC has good and marketable title to all of its material personal property, tangible and intangible, reflected in the most recent HPBC Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all Liens of any kind or character, except: (a) those referred to in the notes to the HPBC Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of HPBC, is claimed to exist); and (b) those described in Section 3.4(c) of the Disclosure Memorandum.

(d)          HPBC Leases.

(i)          All leases (the “HPBC Leases”) pursuant to which HPBC is lessor or lessee of any real or material personal property (such property, the “Leased Property”) are valid and enforceable in accordance with their terms, subject to the General Enforceability Exceptions; there is not under any of the HPBC Leases any default or any claimed default by HPBC, HPBC’s lessor (where HPBC is the lessee under an HPBC Lease) or HPBC’s lessee (where HPBC is the lessor under an HPBC Lease), or event of default or event which with notice or lapse of time, or both, would constitute a default by HPBC, HPBC’s lessor (where HPBC is the lessee under an HPBC Lease) or HPBC’s lessee (where HPBC is the lessor under an HPBC Lease) and in respect of which adequate steps have not been taken to prevent a default from occurring if HPBC is the party in breach.

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(ii)         The copies of the HPBC Leases heretofore furnished or made available by HPBC to BNC are true, correct and complete in all material respects, and the HPBC Leases have not been modified in any material respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to BNC, and, to the knowledge of HPBC, are in full force and effect in accordance with their terms.

(iii)        Except as set forth in Section 3.4(d)(iii) of the Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for HPBC to enter into new material leases of real property or to renew or amend existing HPBC Leases prior to the Closing Date.

(e)          Real Property.

(i)          HPBC does not own any interest in any real property (other than as lessee) except as set forth in Section 3.4(e)(i) of the Disclosure Memorandum (such properties being referred to herein as “HPBC Realty”). Except as disclosed in Section 3.4(e)(i) of the Disclosure Memorandum, HPBC has good title to the HPBC Realty and the titles to the HPBC Realty purchased after December 31, 1999 are covered by title insurance policies providing coverage in the amount of the original purchase price. HPBC has not materially encumbered the HPBC Realty since the effective dates of the respective title insurance policies.

(ii)         Except as set forth in Section 3.4(e)(ii) of the Disclosure Memorandum, the interests of HPBC in the HPBC Realty and in and under each of the HPBC Leases are free and clear of any and all Liens and are subject to no present claim, contest, dispute, action or, to the knowledge of HPBC, threatened action at law or in equity.

(iii)        The present use and operations of, and improvements upon, the HPBC Realty and all real properties included in the Leased Properties (the “HPBC Leased Real Properties”) are in compliance with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and there are no proposed changes therein that would affect the HPBC Realty, the HPBC Leased Real Properties or their uses.

(iv)        Except as set forth in Section 3.4(e)(iv) of the Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, HPBC with respect to any HPBC Lease, in each case, in any material amount.

(v)         HPBC is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the HPBC Realty or the HPBC Leased Real Properties which may adversely affect the HPBC Realty or the HPBC Leased Real Properties, or their current use or the use currently contemplated by HPBC.

(vi)        The buildings and structures owned, leased or used by HPBC are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of HPBC.

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3.5           Employees and Benefits.

(a)          Directors or Officers of Other Corporations. Except as set forth in Section 3.5(a) of the Disclosure Memorandum, no director, officer, or employee of HPBC serves, or in the past five (5) years has served, as a director or officer of any other corporation on behalf of or as a designee of HPBC.

(b)          Employee Benefits.

(i)          Except as set forth in Section 3.5(b)(i) of the Disclosure Memorandum, (i) HPBC does not provide and is not obligated to provide, directly or indirectly, nor has any liability (contingent or otherwise) for, any benefits for current or former employees, officers, directors or independent contractors or their dependents or beneficiaries, including, without limitation, any post-retirement life insurance, pension, profit sharing, stock option, retirement, bonus, hospitalization, severance, medical, insurance, vacation, fringe benefits, perks or other employee benefits under any plan, practice, agreement or understanding (individually a “HPBC Plan” and collectively, the “HPBC Plans”), and (ii) HPBC does not have any employment, severance, change in control or similar agreements with any of its current or former employees, officers, directors or independent contractors or their dependents or beneficiaries.

(ii)         Section 3.5(b)(ii) of the Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored, maintained or contributed to by HPBC or its ERISA Affiliates or with respect to which HPBC or any of its ERISA Affiliates has any liability (contingent or otherwise) (collectively, “ERISA Plans”). True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters and filings, the past three (3) years of actuarial reports and valuations, annual reports and Form 5500 filings (including attachments) have been delivered to BNC.

(iii)        Except as set forth in Section 3.5(b)(iii) of the Disclosure Memorandum, HPBC and its ERISA Affiliates (as defined below) are not currently and have never in the past six years been required to contribute to or had any liability (contingent or otherwise) with respect to (i) a multiemployer plan as defined in Section 3(37)(A) or 4001(a)(3) of ERISA, (ii) an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (iii) a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA or (iv) a multiple employer welfare plan within the meaning of Section 3(40)(A) of ERISA. For purposes of this Section 3.5(b)(iii), the term “ERISA Affiliate” shall mean any person within the meaning of Section 3(9) of ERISA, or any trade or business (whether or not incorporated) that, together with HPBC, is treated as a single employer within the meaning of Section 414 of the Code.

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(iv)        Except as set forth in Section 3.5(b)(iv) of the Disclosure Memorandum, in all material respects, each HPBC Plan has been established, operated and administered in accordance with its terms and in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Code, and the regulations issued under ERISA and the Code. With respect to each HPBC Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process, no litigation or administrative or other proceeding is pending or, to the knowledge of HPBC, threatened involving such HPBC Plan or any of its fiduciaries. With respect to each HPBC Plan, neither HPBC nor any of its directors, officers, employees or agents or any fiduciary of any ERISA Plan has been engaged in or been a party to any transaction relating to the HPBC Plan which could reasonably be expected to constitute a breach of fiduciary duty under ERISA or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor. Each HPBC Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code and other applicable laws.

(v)         With respect to each HPBC Plan, all contributions or other remittances required by such plan or applicable law have been made or will be made on a timely basis.

(vi)        Each HPBC Plan that is intended to be qualified under Section 401(a) of the Code, and its related trust, respectively, has received a favorable determination letter (or prototype sponsor letter) from the Internal Revenue Service (“IRS”) as to the qualification of such plan and the tax-exempt status of the related trust (or has filed with the IRS a request for such a determination letter within the applicable remedial amendment period or is a prototype plan for which the prototype plan sponsor has received a favorable opinion letter or advisory opinion from the IRS as to the qualification of the prototype plan on which HPBC may rely) and no event has occurred, and no condition exists, that would reasonably be expected to cause the loss of such qualified or tax exempt status or the imposition of any liability, tax or penalty under ERISA or the Code.

(vii)       Except as set forth in Section 3.5(b)(vii) of the Disclosure Memorandum, HPBC does not provide and has no obligation to provide benefits, including, without limitation, death, health, post-retirement life insurance or medical benefits (whether or not insured) with respect to current or former employees of HPBC beyond their retirement or other termination of service with HPBC other than: (i) coverage mandated by applicable law; or (ii) benefits under the HPBC 401(k) Plan.

(viii)      Except as set forth in Section 3.5(b)(viii) of the Disclosure Memorandum, neither this Agreement nor any transaction contemplated hereby (either alone or in combination with any other event will: (i) entitle any current or former employee, officer or director of HPBC to severance pay, unemployment compensation or any similar or other payment; (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer or director; (iii) increase any benefits otherwise payable under any HPBC Plan; or (iv) cause the payment of any “excess parachute payment” (as defined in Section 280G of the Code). No HPBC Plan provides for the gross up of taxes under Code Sections 409A or 4999.

(ix)         Except as set forth in Section 3.5(b)(ix) of the Disclosure Memorandum, each HPBC Plan that is subject to Section 409A of the Code has been maintained in written form, and administered and operated in compliance in all material respects, with Section 409A and the regulations and rulings thereunder.

(x)          There is no audit or investigation pending with respect to any HPBC Plan before any governmental authority and, to the knowledge of HPBC, no such audit or investigation is threatened.

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(xi)          HPBC has properly accrued on its financial statements in all material respects, the correct number of days, for all vacation, sick leave, personal time and paid time off credited to HPBC employees and individual consultants as of the date of such financial statements. HPBC has, for each HPBC Plan and all other purposes, correctly classified all natural persons and, if applicable, their disregarded entities, providing services to HPBC as common law employees or independent contractors as appropriate.

(xii)         Except for amendments to the Executive Arrangements entered into before the date of this Agreement, HPBC has not entered into any commitment to modify or amend any HPBC Plan (other than in the ordinary course and consistent with past practices or as required by law) nor to establish any new benefit plan, program or arrangement. There has been no amendment to any HPBC Plan, interpretation or announcement by HPBC relating to any HPBC Plan or written notice or arrangement, or change in eligibility, participation or coverage under any HPBC Plan, that would increase the expense of maintaining any such HPBC Plan above the level of expense incurred or with respect to such HPBC Plan for the most-recently completed fiscal year of HPBC.

(xiii)        Each pension plan, within the meaning of Section 3(2) of ERISA, that is not intended to be qualified under Section 401(a) of the Code is exempt from Parts 2, 3 and 4 of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

(c)         Employment and Labor Matters. HPBC is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days’ notice at the election of, and without cost or penalty to, HPBC. HPBC has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, to organize any of its employees. HPBC has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees. Except as described in Section 3.5(c) of the Disclosure Memorandum, (i) there are no unfair labor practice charges pending or, to the knowledge of HPBC, threatened against HPBC, and (ii) there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, pending, or to the knowledge of HPBC, threatened against, or involving, as the case may be, HPBC with respect to any alleged violation of any wage and hour laws, age discrimination act laws, employment discrimination laws or any other claims arising out of any employment relationship as to any of HPBC’s employees or as to any person seeking employment therefrom, and no such violations exist. All employees and independent contractors of HPBC are properly classified as such for all purposes, including without limitation, the HPBC Plans.

(d)         Related Party Transactions. Except for: (i) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by HPBC with other Persons who are not affiliated with HPBC, and which do not involve more than the normal risk of repayment or present other unfavorable features; (ii) deposits, all of which are on terms and conditions identical to those made available to all customers of HPBC at the time such deposits were entered into; and (iii) transactions specifically described in Section 3.5(d) of the Disclosure Memorandum, there are no contracts with or commitments to present or former five percent (5%) or greater shareholders, directors, officers, or employees involving the expenditure of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such Person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of HPBC).

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3.6	Other Matters.

(a)          Approvals, Consents and Filings. Except for the Required Regulatory Approvals, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to HPBC, or any of HPBC’s assets. HPBC has no knowledge of any fact or condition that would prevent or material impede or delay BNC and HPBC from obtaining the Required Regulatory Approvals.

(b)          Default.

(i)          Except for the Required Regulatory Approvals, neither the execution of this Agreement nor consummation of the transactions contemplated herein:

(1)         constitutes a breach of or default under any Material Contract;

(2)         does or will result in the creation or imposition of any Lien, security interest, equity or restriction of any nature whatsoever in favor of any third party upon any assets of HPBC; or

(3)         constitutes an event permitting termination of any Material Contract.

(ii)         HPBC is not in violation of its articles of incorporation or bylaws or in default under any term or provision of any material security deed, mortgage, indenture or security agreement, or of any other Material Contract.

(c)          Representations and Warranties. Except for the representations and warranties made by HPBC in this Article III, neither HPBC nor any other Person makes any express or implied representation or warranty with respect to HPBC, its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and HPBC hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither HPBC nor any other person makes or has made any representation or warranty to BNC or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to HPBC, any of its subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by HPBC in this Article III, any oral or written information presented to BNC or any of its affiliates or representatives in the course of their due diligence investigation of HPBC, the negotiation of this Agreement or in the course of the transactions contemplated hereby. HPBC acknowledges and agrees that neither BNC nor any other person has made or is making any express or implied representation or warranty other than those contained in Article V.

(d)          Absence of Brokers. Except for Sandler O’Neill + Partners, L.P. (“Sandler”), which has provided financial advisory services to HPBC, no broker, finder or other financial consultant has acted on HPBC’s behalf in connection with this Agreement or the transactions contemplated hereby.

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(e)          Fairness Opinion. Prior to the execution of this Agreement, HPBC has received an opinion from Sandler to the effect that, as of the date of such opinion and based on and subject to the matters set forth in such opinion, the Merger Consideration is fair to the shareholders of HPBC from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. HPBC has provided BNC with a true and complete copy of such opinion for informational purposes.

(f)          Takeover Laws and Provisions. HPBC has taken all necessary action, if any, to render inapplicable to this Agreement, the Merger and the other transactions contemplated in this Agreement the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar law or, if applicable, any shareholder rights or poison pill agreement or similar agreement applicable with respect to HPBC. No “fair price” law or similar provision of the HPBC Certificate of Incorporation or HPBC Bylaws is applicable to this Agreement and the transactions contemplated hereby.

ARTICLE IV
CONDUCT OF BUSINESS OF HPBC PENDING CLOSING

During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, set forth in the Disclosure Memorandum, required by law, regulation or policies imposed by any governmental entity, or consented to in writing by BNC (which consent shall not be unreasonably withheld, conditioned or delayed):

4.1           Conduct of Business. HPBC will conduct its business only in the ordinary course, and will not incur any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business). Furthermore, HPBC will not enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof).

4.2          Maintenance of Properties. HPBC will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.

4.3          Insurance. HPBC will maintain and keep in full force and effect all of the material insurance referred to in Section 3.3(c) hereof or other insurance equivalent thereto.

4.4          Capital Structure. HPBC will not make a change in the authorized or issued capital stock or other securities of HPBC, and HPBC will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of HPBC. This Section 4.4 prohibits, without limitation, the issuance or sale by HPBC of any HPBC Stock to the HPBC 401(k) Plan.

4.5          Dividends. No dividend, distribution or payment will be declared or made in respect to the HPBC Stock, other than $0.75 per share per quarter in the ordinary course consistent with past practice, and HPBC will not, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock, other than in the ordinary course consistent with past practice.

4.6          Amendment of Articles of Incorporation or Bylaws; Corporate Existence. HPBC will not amend its articles of incorporation or bylaws, and HPBC will maintain its corporate existence and powers.

4.7          No Acquisitions. HPBC shall not acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to HPBC.

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4.8          No Real Estate Acquisitions or Dispositions. HPBC will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business, including sales of other real estate owned and properties under contract at or above HPBC’s carrying value as of the date hereof) and HPBC will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any Lien any other tangible or intangible asset.

4.9          Loans. HPBC shall not make any new loan or extension of credit in an amount in excess of $750,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $750,000), or renew or amend any existing loan or extension of credit that is characterized as “Special Mention”, “Substandard”, “Doubtful”, “Loss” in the books and records of HPBC (each, a “Classified Asset”); provided, however, that, if HPBC shall request the prior approval of BNC in accordance with this Section 4.9 to make a loan or extend credit in an amount in excess of $750,000, or amend or renew any existing loan that is a Classified Asset, and BNC shall not have disapproved such request in writing within five (5) business days upon receipt of such request from HPBC, then such request shall be deemed to be approved by BNC and thus HPBC may make the loan or extend the credit referenced in such request on the terms described in such request.

4.10          Banking Arrangements. No change will be made in the banking and safe deposit arrangements referred to in Section 3.2(j) hereof, other than in the ordinary course of business, consistent with past practice.

4.11          HPBC Offices. HPBC will not make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of HPBC.

4.12          Contracts. Except in the ordinary course of business, HPBC will not terminate, materially amend or waive any material right under any Material Contract or enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement.

4.13          Books and Records. The books and records of HPBC will be maintained in the usual, regular and ordinary course.

4.14          Taxes and Tax Returns. HPBC shall not, and shall not permit the Bank to: prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; make or change any express or deemed election related to Taxes; change an annual accounting period; adopt or change any method of accounting, file an amended Tax Return; surrender any right to claim a refund of Taxes; enter into any closing agreements with respect to Tax; or consent to any extension or waiver of the limitation period applicable to any Tax proceedings relating to HPBC or the Bank.

4.15          Advice of Changes. HPBC shall promptly advise BNC orally and in writing of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect.

4.16          Reports. HPBC shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to BNC copies of all such reports promptly after the same are filed.

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4.17          Benefit Plans and Programs; Severance or Termination Payments. HPBC shall not adopt any new benefit plans or programs or amend any existing benefit plans or programs, the effect of which is to increase benefits to employees, directors, officers or independent contractors or their descendants or beneficiaries or the liabilities of HPBC or its successors. HPBC shall not grant or enter into any new severance pay, termination pay, retention pay or transaction or deal bonus or arrangement or other HPBC Plan. Notwithstanding the foregoing, HPBC may (a) amend or modify any HPBC Plan as it determines appropriate to comply with any applicable law or regulation and (b) take any action it deems appropriate to implement and fund on or before the Closing Date a grantor trust for the purpose of providing a funding vehicle for compensation and benefits payable under the Executive Arrangements.

4.18         Limitation on Discussion with Others.

(a)          HPBC shall not, and shall not authorize or permit any of its affiliates, officers, directors, employees, agents, or advisors to, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider an Acquisition Proposal of any other Person. In addition, HPBC agrees to immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other Person with respect to any Acquisition Proposal. Furthermore, if HPBC or any of its affiliates, officers, directors, employees, agents, or advisors receives any communication regarding an Acquisition Proposal between the date hereof and the Closing Date, then HPBC shall immediately notify BNC of the receipt of such Acquisition Proposal.

(b)          Notwithstanding the foregoing, prior to the Requisite HPBC Shareholder Approval, HPBC shall be permitted to furnish nonpublic information regarding HPBC to, or enter into a confidentiality agreement or discussions or negotiations with, any Person in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person if:

(i)          the Acquisition Proposal did not result from a breach of this Section 4.18;

(ii)         HPBC’s board of directors determines in good faith, after consultation with HPBC’s financial advisor and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal;

(iii)        HPBC’s board of directors determines in good faith, after consultation with HPBC’s outside counsel, that a failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the members of the HPBC board of directors;

(iv)        (1) HPBC gives BNC prompt (but in no event later than twenty-four (24) hours) notice (which notice may be oral, and, if oral, shall be subsequently confirmed in writing) (x) of receipt of any Acquisition Proposal by HPBC or any of its directors, officers, employees, representatives, agents or advisors (which notice shall include the identity of such person or group and the material terms and conditions of any proposals or offers, including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and (y) of HPBC’s furnishing nonpublic information to, or entering into discussions or negotiations with, such person or group, and (2) HPBC receives from such person or group an executed confidentiality agreement containing terms no less favorable to HPBC than the terms of the Mutual Confidentiality Agreement entered into between HPBC and BNC and dated as of September 25, 2015; and

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(v)         contemporaneously with, or promptly after, furnishing any such nonpublic information to such person or group, HPBC furnishes such nonpublic information to BNC (to the extent such nonpublic information has not been previously furnished by HPBC to BNC).

(c)          In addition to the foregoing, HPBC shall keep BNC reasonably informed on a prompt basis of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof and any change in HPBC’s intentions with respect to the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BNC

As an inducement to HPBC to enter into this Agreement and to consummate the transactions contemplated hereby, BNC represents, warrants, covenants and agrees as follows:

5.1	Corporate and Financial.

(a)          Corporate Status. BNC is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. BNC has all of the requisite corporate power and authority and is entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and such business is now conducted.

(b)          Authority; Enforceability.

(i)          Subject to the required regulatory approvals as stated in Section 3.6(a), and the approval of the HPBC shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(1)         violate any provision of federal or state law applicable to BNC, the violation of which could be reasonably expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of BNC;

(2)         violate any provision of the articles of incorporation or bylaws of BNC;

(3)         conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which BNC is a party, which, singularly or in the aggregate, would reasonably be expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of BNC; or

(4)         constitute a violation of any order, judgment or decree to which BNC is a party, or by which BNC or any of its assets or properties are bound.

(ii)         BNC has full power and authority to enter into and perform this Agreement and the transactions contemplated hereby and thereby. The execution, delivery, performance and terms of this Agreement by BNC and the consummation by BNC of the transactions contemplated hereby and thereby have been duly and validly approved by BNC, including all necessary action by the board of directors of BNC. No other corporate proceedings are necessary on the part of BNC to authorize the execution, delivery, and performance of this Agreement by BNC and the consummation by BNC of the transactions contemplated hereby. Assuming this Agreement constitutes the valid and binding obligation of HPBC, this Agreement constitutes the valid and binding obligation of BNC, and is enforceable in accordance with its terms, except as limited by the General Enforceability Exceptions.

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(c)          BNC has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No changes have been made to BNC’s internal control over financial reporting, as defined in Rule 13a-15(f) and Rule 15d-15(f) of the 1934 Act, since December 31, 2014 that materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.

5.2          Disclosure Reports. BNC has a class of securities registered pursuant to Section 12(g) of the 1934 Act. BNC’s (a) Annual Report on Form 10-K for its fiscal year ended December 31, 2014; (b) Proxy Statement for its 2015 Annual Meeting of Shareholders; (c) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015; and (d) other reports filed by BNC pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2014 (collectively, the “BNC SEC Reports”), taken together, correctly describe, among other things, the business, operations and principal properties of BNC in accordance with the requirements of the applicable report forms of the SEC. As of the respective dates of filing (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superseded filing), none of the BNC SEC Reports contained any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.3          Absence of Changes. Since December 31, 2014, there has been no change in the business, assets, liabilities, results of operations or financial condition of BNC, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which would reasonably be expected to have, an adverse effect on the business, operations or financial condition of BNC on a consolidated basis.

5.4          Legal Proceedings. Neither BNC nor any of its subsidiaries is a party to any, and there are no pending or, to BNC’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BNC or any of its subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, other than regularly scheduled examinations and similar routine investigations made by bank regulatory officials in the course of their supervision of BNC or any of its subsidiaries. There is no injunction, order, judgment, decree or material regulatory restriction imposed upon BNC, any of its subsidiaries or the assets of BNC or any of its subsidiaries.

5.5          Regulatory Reports. BNC has made available to HPBC for review and inspection the year-end and quarterly Reports of Condition and Income filed by the Bank of NC with the FDIC and the Forms F.R. Y-6 and F.R. Y-9SP filed by BNC with the Federal Reserve for or during each of the three (3) years ended December 31, 2014, 2013 and 2012 and the two (2) quarters ended June 30, 2015 and March 31, 2015, together with all such other reports filed by BNC and the Bank of NC for or during the same three-year period with the NCCOB, if any, and with any other applicable regulatory or governmental agencies (collectively, the “BNC Reports”). All of the BNC Reports have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain all information required to be presented therein in accordance with such rules and regulations.

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5.6          Enforcement Actions. Neither BNC nor any of its subsidiaries is subject to any Regulatory Agreement that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has BNC or any of its subsidiaries been advised by the Federal Reserve, NCCOB, or any other applicable regulatory or governmental agency that it is considering issuing or requesting any Regulatory Agreement.

5.7          CRA, Anti-Money-Laundering and Customer Information Security. Other than investments to satisfy regulatory requirements, neither BNC nor Bank of NC is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to its knowledge, no facts or circumstances exist, which would cause Bank of NC: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Bank of NC pursuant to 12 C.F.R. Part 364, except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect on BNC. Furthermore, the board of directors of Bank of NC has adopted and Bank of NC has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any governmental agency and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

5.8          Representations and Warranties. Except for the representations and warranties made by BNC in this Article V, neither BNC nor any other Person makes any express or implied representation or warranty with respect to BNC, its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and BNC hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither BNC nor any other person makes or has made any representation or warranty to HPBC or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to BNC, any of its subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by BNC in this Article V, any oral or written information presented to HPBC or any of its affiliates or representatives in the course of their due diligence investigation of BNC, the negotiation of this Agreement or in the course of the transactions contemplated hereby. BNC acknowledges and agrees that neither HPBC nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

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5.9	Other Matters.

(a)          Exchange Act Filings; Securities Offerings. BNC has timely filed all forms, proxy statements, reports, schedules and other documents, including all certifications and statements required by the 1934 Act or Section 906 of the Sarbanes-Oxley Act required to be filed by the 1934 Act since January 1, 2014 (the “BNC Exchange Act Reports”). BNC Exchange Act Reports (i) at the time filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the securities laws and other applicable laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such BNC Exchange Act Reports or necessary to make the statements in such BNC Exchange Act Reports, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by BNC (i) was either registered under the 1933 Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the securities laws and other applicable laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary to make the statements in such documents, in light of the circumstances under which they were made, not misleading.

(b)          Approvals, Consents and Filings. Except for the Federal Reserve, the FDIC and the NCCOB, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BNC, or any of BNC’s assets. BNC has no knowledge of any fact or condition that would prevent or material impede or delay BNC and HPBC from obtaining the Required Regulatory Approvals.

(c)          Absence of Brokers. Except for Banks Street Partners, LLC, which has provided financial advisory services to BNC, no broker, finder or other financial consultant has acted on BNC’s behalf in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF BNC

The obligation of BNC to effect the Merger is subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by BNC:

6.1          Veracity of Representations and Warranties. The representations and warranties of HPBC contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on HPBC.

6.2          Performance of Agreements. HPBC shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.3          Certificates, Resolutions, Opinion. HPBC shall have delivered to BNC:

(a)          a certificate executed by the Chief Executive Officer or President of HPBC, dated as of the Closing Date, and certifying in such detail as BNC may reasonably request to the fulfillment of the conditions specified in Section 6.1 and Section 6.2 hereof;

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(b)          a certificate executed by the Secretary of HPBC, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of HPBC; (ii) bylaws of HPBC; and (iii) duly adopted resolutions of the Board of Directors and shareholders of HPBC (1) authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated herein in accordance with its terms; and (2) authorizing all other necessary and proper corporate action to enable HPBC to comply with the terms hereof;

(c)          a certificate executed by the Secretary or equivalent officer of the Bank, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of the Bank; (ii) bylaws of the Bank; and (iii) duly adopted resolutions of the Board of Directors and sole shareholder of the Bank (1) authorizing and approving the execution of the Bank Merger Agreement and the consummation of the transactions contemplated therein; and (2) authorizing all other necessary and proper corporate action to enable the bank to comply with the terms thereof;

(d)          a certificate of the valid existence of HPBC under the laws of the State of Delaware, executed by the Delaware Secretary of State, and dated not more than ten (10) business days prior to the Closing Date; and

6.4          Tax Opinion. BNC shall have received the written opinion of its counsel, Troutman Sanders LLP, in form and substance reasonably satisfactory to BNC, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Merger will be treated as a “reorganization” described in Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained letters or certificates of officers of BNC and HPBC, reasonably satisfactory in form and substance to it.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF hpbc

The obligation of HPBC to effect the Merger is subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by HPBC:

7.1          Veracity of Representations and Warranties. The representations and warranties of BNC contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” set forth therein), either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on BNC.

7.2          Performance of Agreements. BNC shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

7.3          Certificates, Resolutions, Opinion. BNC shall have delivered to HPBC:

(a)          a certificate executed by an executive officer of BNC, dated the Closing Date, certifying in such detail as HPBC may reasonably request to the fulfillment of the conditions specified in Section 7.1 and Section 7.2 hereof;

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(b)          a certificate executed by the Secretary or an Assistant Secretary of BNC, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of BNC; (ii) bylaws of BNC; and (iii) duly adopted resolutions of the board of directors of BNC (1) authorizing and approving the execution of this Agreement on behalf of BNC, and the consummation of the transactions contemplated herein in accordance with its terms; and (2) authorizing all other necessary and proper corporate actions to enable BNC to comply with the terms hereof; and

(c)          a certificate executed by the Secretary or equivalent officer of the Bank of NC, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of the Bank of NC; (ii) bylaws of the Bank of NC; and (iii) duly adopted resolutions of the Board of Directors and sole shareholder of the Bank of NC (1) authorizing and approving the execution of the Bank Merger Agreement and the consummation of the transactions contemplated therein; and (2) authorizing all other necessary and proper corporate action to enable the bank to comply with the terms thereof;

(d)          a certificate of the valid existence of BNC, under the laws of the State of North Carolina, executed by the North Carolina Secretary of State, and dated not more than ten (10) business days prior to the Closing Date.

7.4          Tax Opinion. HPBC shall have received the written opinion of its counsel, Robinson, Bradshaw & Hinson, P.A., in form and substance reasonably satisfactory to HPBC, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Merger will be treated as a “reorganization” described in Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained letters or certificates of officers of BNC and HPBC, reasonably satisfactory in form and substance to it.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF BOTH PARTIES

The obligations of both parties to effect the Merger are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the parties:

8.1          Shareholder Approval. This Agreement shall have been approved by the vote of the holders of at least a majority of the issued and outstanding shares of HPBC Stock (the “Requisite HPBC Shareholder Approval”).

8.2          Regulatory Approvals. Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Bank Merger Agreement, including, but not limited to the United States Department of the Treasury, the Federal Reserve, the FDIC, and the NCCOB, shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

8.3          No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment preventing the consummation of the Merger or the other transactions contemplated by this Agreement issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Merger.

8.4          Effective Registration Statement. The BNC Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

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ARTICLE IX
WARRANTIES AND SURVIVAL

9.1          Warranties. All statements contained in the certificate delivered by HPBC pursuant to Section 6.3 and the certificate delivered by BNC pursuant to Section 7.3 shall be deemed representations and warranties hereunder by them. Unless the context otherwise requires, the representations and warranties required of HPBC shall be required to be made, and shall be considered made, on behalf of HPBC and the Bank, and the representations and warranties required of BNC shall be required to be made, and shall be considered made, on behalf of BNC and the Bank of NC.

9.2          Survival of Provisions. All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that any intentional misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto shall survive consummation of the Merger and the transactions contemplated hereby.

ARTICLE X
TERMINATION

10.1	Material Adverse Effect.

(a)          This Agreement may be terminated at any time prior to or on the Closing Date by BNC upon written notice to HPBC, if, after the date hereof, there shall have occurred and be continuing any events or occurrences that, individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on HPBC.

(b)          This Agreement may be terminated at any time prior to or on the Closing Date by HPBC upon written notice to BNC, if, after the date hereof, there shall have occurred and be continuing any events or occurrences that, individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on BNC.

10.2         Noncompliance.

(a)          This Agreement may be terminated at any time prior to or on the Closing Date by BNC upon written notice to HPBC, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by HPBC before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by BNC; or (ii) in the event of a material breach by HPBC of any covenant, agreement, or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice by BNC of such breach or, if such breach is not capable of being cured within twenty (20) days, HPBC has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.2 extend past the time period in Section 10.5 or otherwise limit BNC’s rights thereunder.

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(b)          This Agreement may be terminated at any time prior to or on the Closing Date by HPBC upon written notice to BNC, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by BNC before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by HPBC; or (ii) in the event of a material breach by BNC of any covenant, agreement, or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice by HPBC of such breach or, if such breach is not capable of being cured within twenty (20) days, BNC has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.2 extend past the time period in Section 10.5 or otherwise limit HPBC’s rights thereunder.

10.3          Failure to Disclose. This Agreement may be terminated at any time prior to or on the Closing Date by BNC upon written notice to HPBC, if BNC learns of any fact or condition that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HPBC or the Surviving Corporation, which fact or condition was required to be disclosed by HPBC pursuant to the provisions of this Agreement and was not disclosed in this Agreement, the Disclosure Memorandum, or the HPBC Financial Statements.

10.4          Regulatory Approval. This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if any regulatory approval required to be obtained pursuant to Section 8.2 has been denied by the relevant governmental entity or any governmental entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

10.5          Termination Date. This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if the Closing Date shall not have occurred on or before November 13, 2016, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party under this agreement.

10.6          Dissenters. This Agreement may be terminated at any time prior to or on the Closing Date by BNC upon written notice to HPBC, if the holders of more than 10% of the of the outstanding shares of HPBC Stock elect to exercise their statutory right to dissent from the Merger and demand payment in cash for the “fair value” of their shares.

10.7          Shareholder Vote. This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if HPBC shall have failed to obtain the Requisite HPBC Shareholder Approval at the duly convened Special Meeting or at any adjournment thereof at which a vote on the adoption of this Agreement was taken.

10.8          Acquisition Proposal. This Agreement may be terminated by HPBC upon written notice to BNC, if, prior to obtaining the Requisite HPBC Shareholder Approval, (a) the board of directors of HPBC shall have effected an Adverse Recommendation Change and (b) HPBC has complied with the requirements of Section 2.2 and Section 4.18. If, (i) while an Acquisition Proposal is outstanding or after such an offer has been accepted, (1) either party terminates this Agreement pursuant to Section 10.5, or (2) HPBC terminates this Agreement other than pursuant to Section 10.1(b) or Section 10.2(b), or (ii) BNC terminates this Agreement pursuant to this Article X after an Adverse Recommendation Change, then HPBC shall pay, or cause to be paid to BNC, at the time of the termination of this Agreement, an amount equal to $4,237,884, which shall be the sole and exclusive remedy of BNC for all claims under this Agreement.

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10.9          Effect of Termination. Except as set forth in Section 10.8, in the event of the termination of this Agreement pursuant to this Article X, this Agreement shall become void and have no effect, and neither party shall have any liability of any nature whatsoever under this Agreement or in connection with the transactions contemplated by this Agreement except that (i) the provisions of this Article X and Section 2.4 shall survive any such termination and (ii) such termination shall not relieve any party from liability arising from any willful breach of any provision of this Agreement.

ARTICLE XI
MISCELLANEOUS

11.1          Notices. All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by e-mail transmission and by mailing a copy thereof to the recipient on the date of such e-mail to the intended recipient thereof at its e-mail address and address set out below. Any such notice or communication shall be deemed to have been duly given immediately. Either party may change the e-mail address or address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

To BNC:	To HPBC:

BNC Bancorp	High Point Bank Corporation
3980 Premier Drive, Suite 210	300 N. Main Street
High Point, North Carolina 27265	High Point, North Carolina 27260
Attention: Richard D. Callicutt II	Attention: Mark L. Williamson
E-mail: rcallicutt@bankofnc.com	E-mail: mwilliamson@highpointbank.com

With copies to:	With a copy to:

BNC Bancorp	Robinson, Bradshaw & Hinson, P.A.
3980 Premier Drive, Suite 210	101 N. Tryon St., Suite 1900
High Point, North Carolina 27265	Charlotte, North Carolina 28246
Attention: Drema Michael	Attention: Henry H. Ralston
E-mail: dmichael@bankofnc.com	E-mail: hralston@rbh.com

and

Troutman Sanders LLP
600 Peachtree Street
Suite 5200
Atlanta, Georgia 30308
Attention: James W. Stevens
E-mail: james.stevens@troutmansanders.com

11.2          Entire Agreement. This Agreement and the Bank Merger Agreement supersede all prior discussions and agreements between HPBC and BNC with respect to the Merger and the other matters contained herein and therein, and this Agreement and the Bank Merger Agreement contain the sole and entire agreement between HPBC and BNC with respect to the transactions contemplated herein and therein.

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11.3          Waiver; Amendment. Prior to or on the Closing Date, BNC shall have the right to waive any default in the performance of any term of this Agreement by HPBC, to waive or extend the time for the fulfillment by HPBC of any or all of HPBC’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of BNC under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Closing Date, HPBC shall have the right to waive any default in the performance of any term of this Agreement by BNC, to waive or extend the time for the fulfillment by BNC of any or all of BNC’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of HPBC under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Section 8.2 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval. An amendment to this Agreement may be made after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of HPBC Stock, no amendment shall be made that reduces or modifies in any respect the consideration to be received by holders of HPBC Stock.

11.4          Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement. This Agreement may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.

11.5          No Third Party Beneficiaries. Except as set forth in Section 2.12 and Section 2.13, no provision of this Agreement shall be deemed to create any third party beneficiary rights in anyone, including any employee or former employee of HPBC (including any beneficiary or dependent thereof).

11.6          Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party.

11.7          Governing Law. The validity and effect of this Agreement and the Bank Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina.

11.8          Jurisdiction. The parties expressly agree and acknowledge that the State of North Carolina has a reasonable relationship to the parties and/or this Agreement. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

11.9          WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

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11.10          Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Disclosure Memorandum, Schedules, and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement; (d) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation;” (e) the word “or” shall not be exclusive; and (f) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Memorandum is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Memorandum in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Memorandum is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any party or other Person to take any action, or fail to take any action, if to do so would violate applicable law.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

BNC BANCORP

By:	/s/ Richard D. Callicutt II
Richard D. Callicutt II
President and Chief Executive Officer

HIGH POINT BANK CORPORATION

By:	/s/ Mark L. Williamson
Mark L. Williamson
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]